SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2013

NEW YORK TUTOR COMPANY

(Exact Name of Registrant as Specified in Charter)

Nevada	333-176119	90-0723747
(State or other jurisdiction	(Commission File Number) Ground Floor, Liesbeek House, River Park, Gloucester Road, Mowbray, Cape Town 7700 SA (Address of principal executive offices) +27 71 118 9845 (Registrant’s telephone number)	(IRS Employer

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .. Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .. Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .. Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .. Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 – CHANGES IN CONTROL OF REGISTRANT

On April 2, 2013, Andrew Stone acquired control of three hundred million (720,000,000) restricted shares of the Company’s issued and outstanding common stock, representing approximately 90.00% of the Company’s total issued and outstanding common stock, from Mark Simon in exchange for $18,000 per the terms of a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and between Mr. Stone and Mr. Simon.

Other than as disclosed herein, there are no arrangements or understandings between Mr. Simon and Mr. Stone and/or their respective associates with respect to the election of directors or other matters.

The following table sets forth, as of April 2, 2013, the beneficial ownership of the outstanding common stock by: (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and dispositive power with respect to such shares of common stock. As of the date of this current report, there are 810,000,000 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership
Directors and Officers:

Andrew Stone	720,000,000	89.1%
All executive officers and directors as a group (1 person)	720,000,000	89.1%

(1) Andrew Stone acquired these shares on April 2, 2013 in a private transaction from Mark Simon, our former sole officer and director.

Other than the shareholders listed above, we know of no other person who is the beneficial owner of more than five percent (5%) of our common stock.

There are no arrangements known to the Company, the operation of which may, at a subsequent date, results in a change in control of the Company.

ITEM 5.02 – DEPARTURES OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICER

On March 22, 2013, Mark Simon, Chief Executive Officer, President, and Director of New York Tutor Company (the “Company”), announced his resignation from his current positions with the Company effective immediately. Mr. Simon did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Also on March 22, 2013, the Company appointed Andrew Stone, age 30, to the positions of Chief Executive Officer, President, Interim CFO, and Director.

The biography for Mr. Stone is set forth below:

Andrew Stone

Mr. Stone has been our President, Chief Executive Officer, Interim Chief Financial Officer and a member of our Board of Directors since March 22, 2013.

Mr. Andrew Stone attended and studied at Curtin University of Technology in Perth, Australia in the faculty of Commerce majoring in Banking and Finance.  From April 2008 till February 2010, Mr. Stone was the Regional Manager (Africa and Middle East) for EWL Global (Pty) Limited, a company specializing in the procurement of products, contract management and logistical planning for peacekeeping operations in Africa and the Middle East. Since February 2010 Mr. Stone has been the Managing Director of Liquid Wallpaper (a closed corporation) which he founded. Liquid Wallpaper operates licensed agents throughout South Africa who operate their own franchises selling specialized eco-friendly water based paint. Mr. Stone is 30 years old.

In light of Mr. Stone’s experience, the Board of Directors believes it is in the Company’s best interests to appoint him as our sole director.

Mr. Stone has not served on the board of directors nor held an officer position with any other public company required to file reports with the Securities and Exchange Commission.

There is no family relationship between Mr. Stone and any director or other officer of the Company, nor is there any arrangement between Mr. Stone and any other person(s) pursuant to which he was selected to serve as the Company’s Chief Executive Officer, President and Director.

Mr. Stone is not a party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

There are no family relationships among any of our current or former directors or executive officers.

Our newly-appointed officers and directors have not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

We currently have no specific compensation arrangements with Mr. Stone.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 22, 2013	NEW YORK TUTOR COMPANY

By: /s/ Andrew Stone
Andrew Stone President, Chief Executive Officer, Director